AMERIGO ENERGY SIGNS LETTER OF INTENT TO ACQUIRE FLAVOR FLAV'S LINE OF SPIRITS.


                       "LEFLAV{reg-trade-mark} SPIRITS"


LETTER OF INTENT TO PROVIDE SHAREHOLDERS WITH INCREASED VALUE

PRESS RELEASE Source: Amerigo Energy, Inc. On Tuesday, February 13, 6:00 am EDT HENDERSON, Nev., February 13, 2013 /PRNewswire/ -- Amerigo Energy, Inc. "The Company" (OTC Bulletin Board:AGOE.ob - News), announced the execution of a letter of intent with Le FLAV Spirits, LLC for the acquisition of its assets and intellectual property. The details of the letter of intent are being filed with the Securities and Exchange Commission, concurrent with this press release.

Le FLAV Spirits, LLC is the entity which controls the assets, trademarks, contracts, formulas, licenses, existing inventory and rights to the "Le FLAV{reg-trade-mark}" spirits brands. This is to include Le FLAV{reg-trade-mark} Brooklyn Iced Tea, Chateau Le FLAV{reg-trade-mark}, Le FLAV{reg-trade-mark} Cocktails, Le FLAV{reg-trade-mark} Cognacs, Le FLAV{reg-trade-mark} Super Premium Vodka & Flavored Vodkas and all flavors currently in production and contemplated.

Anthony Capomaccio, the company's co-founder stated "Flavor Flav's global recognition and the continued growth in the market for spirits is exciting for the prospects for the company." Mr. Capomaccio's background includes launching other liquor brands, having strong relationships with liquor distributors and liquor retailers as well as tremendous ties in the nightclub industry. He continued "We have been discussing the idea of going public for almost a year and see this as a win-win for Flavor Flav and the brand as this will provide additional opportunities for everyone."

Le FLAV{reg-trade-mark} Spirits is a spirits brand with vodkas, cognacs, tequila and other premium alcoholic beverages. The company specializes in the marketing and distribution of premium alcoholic and beverages with an emphasis on utilizing and leveraging our association with an iconic entertainer and celebrity, Flavor Flav.

The company anticipates with increased cash payments, stock bonuses and licensing compensation to Flavor Flav, that he will be "on tour" doing appearances and bottle signings all over the country.

"We are pleased to have the opportunity to acquire these assets as the brand offers multiple revenue generating opportunities. This initiative additionally offers excellent secondary opportunities for acquisition of additional brands. We believe the addition of Le FLAV{reg-trade-mark} Spirits to our company will provide shareholder value and give the liquor brand the ability to launch globally." stated Jason Griffith, Amerigo Energy's Chief Executive Officer.

The letter of intent also indicated the intent of the company to change its name in the near future to Le FLAV Spirits, LTD.

More information is available at www.leflav.com and the EDGAR database on www.sec.gov


"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995 Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Forward- looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors inherent in doing business. Forward-looking statements may be identified by terms such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "forecasts," "potential," or "continue," or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The company has no obligation to update these forward-looking statements.


For more information please contact:

Jason Griffith
702-399-9777